Registration No. 333-255621

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT REGISTRATION NO. 333-255621

UNDER THE SECURITIES ACT OF 1933

AGILITI, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1608463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11095 Viking Drive, Suite 300

Eden Prairie, Minnesota 55344

(Address of Principal Executive Offices)

AGILITI, INC. AMENDED AND RESTATED 2018 OMNIBUS INCENTIVE PLAN

AGILITI, INC. EMPLOYEE STOCK PURCHASE PLAN

AGILITI HOLDCO, INC. (f/k/a UHS Holdco, Inc.) AMENDED AND RESTATED 2007 STOCK OPTION PLAN

(Full title of the plans)

Lee Neumann

Executive Vice President and General Counsel

Agiliti, Inc.

11095 Viking Drive, Suite 300

Eden Prairie, Minnesota 55344

(952) 893-3200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Will M. Shields

Craig Marcus

Scott Abramowitz

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

(617) 951-7802

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Agiliti, Inc. (the “Registrant” or the “Company”) on Form S-8:

•

Registration Statement No. 333-255621 (the “Registration Statement”), filed with the Securities and Exchange Commission on April 29, 2021, relating to the registration of (i) 16,715,715 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, reserved for issuance under the Agiliti, Inc. Amended and Restated 2018 Omnibus Incentive Plan (the “2018 Plan”), (ii) 2,300,000 shares of Common Stock reserved for issuance under the Agiliti, Inc. Employee Stock Purchase Plan, (iii) 2,884,594 shares of Common Stock reserved for issuance under the Agiliti Holdco, Inc. Amended and Restated 2007 Stock Option Plan, and (iv) 3,805,714 shares of Common Stock reserved for issuance upon exercise of options granted under the 2018 Plan.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statement.

On May 7, 2024, pursuant to the Agreement and Plan of Merger, dated as of February 26, 2024, by and among the Company, Apex Intermediate Holdco, Inc., a Delaware corporation (“Parent”), and Apex Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a subsidiary of Parent (the “Merger”). The Merger became effective on May 7, 2024.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota on May 7, 2024.

AGILITI, INC.

By:	/s/ Thomas J. Leonard
Name:	Thomas J. Leonard
Title:	Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.